                                                                     Exhibit 4.2


                            INVESTOR RIGHTS AGREEMENT


         This Investor Rights Agreement, dated as of October 13, 1999 (this "Agreement"), is entered into by and among THE BANCORP.COM, INC., a Delaware corporation (the "Company"), and those persons listed from time to time on Schedule A to this Agreement (the "Investors").

                              W I T N E S S E T H:

         WHEREAS, the Company has commenced an offering (the "Offering") of a minimum of 1,000,000 and a maximum of 2,500,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), all as more particularly set forth in the Company's Confidential Private Placement Memorandum dated August 2, 1999, as supplemented by a Supplement dated September 28, 1999 (the "Memorandum"); and

         WHEREAS, the Company and the Investors desire to set forth certain agreements with respect to the Common Stock purchased by Investors in the Offering (the "Investor Shares").

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein contained, and intending to be legally bound, it is hereby agreed as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

         1.1. Definitions. For purposes of this Agreement:

                  "Common Stock" is defined in the Preamble.

                  "Company" is defined in the Preamble.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be from time to time amended and in effect.

                  "Investor Shares" is defined in the Preamble.

                  "Material Adverse Effect" means a material adverse effect upon the business, assets, financial condition, income or prospects of the Company.

                  "Management Shareholder" means Edward E. Cohen or Daniel G. Cohen.

                  "Members of the Immediate Family" as applied to any individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more such persons.

                  "Offered Shares" means any Common Stock, or securities convertible into or options, warrants or other rights to purchase Common Stock, proposed to be issued by the Company prior to the consummation of a Qualified Public Offering.

                  "Person" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

                  "Proportionate Percentage" means, for any holder of Investor Shares, a percentage of Offered Shares covered by a Proposal under Article 5 equal to (i) the number of Investor Shares held by such Person (together with any shares theretofore purchased by such Investor pursuant to Article 5) divided by (ii) the total number of shares of Common Stock outstanding at the time of delivery of the Proposal (assuming the conversion and exercise of options, warrants, rights and shares of capital stock that are convertible into or exercisable for Common Stock).

                  "Proposal" is defined in Section 5.1.

                  "Proposed Buyer" means a Person to whom a Management Shareholder desires to sell any of his Investor Shares, as set forth in Section 4.1.

                  "Proposed Sales" means a proposed transaction between a Management Shareholder and a Proposed Buyer.

                  "Qualified Public Offering" means a public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act on Forms S-1, S-2 or S-3, or any successors to such forms, following which the Company becomes subject to the reporting requirements of Sections 13 or 15 of the Exchange Act.

                  "Register," "registered," and "registration" mean a registration effected by preparing and filing a Registration Statement, and the declaration or ordering of effectiveness of such registration statement or document.

                  "Registrable Securities" means (1) the Investor Shares and (2) any other shares of capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Investor Shares, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Agreement are not assigned.

                  "Registration Statement" means a registration statement or similar document filed in compliance with the Securities Act, together with any amendment or supplement thereto and any preliminary prospectus or prospectus included as a part thereof.

                  "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be from time to time amended and in effect.

                  "Selling Shareholder" means a Management Shareholder selling Shares under Article 4.

                  "Subscription Agreement" means the agreement between the Company and an Investor under which the Investor subscribes for Investor Shares.

                  "Tag-Along Notice" means a notice from a Selling Shareholder to Investors as set forth in Section 4.2.

                                   ARTICLE 2.

                               RESTRICTIVE LEGEND

         2.1. Restrictive Legend. Each certificate representing Investor Shares shall, except as otherwise provided in this Article 2 or in Article 3, be stamped or otherwise imprinted with a legend substantially in the following form:

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY BE OFFERED, PLEDGED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND SUCH LAWS, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities being sold thereby may be publicly sold without registration under the Securities Act and applicable state securities laws.

                                   ARTICLE 3.

                               REGISTRATION RIGHTS

         3.1. Piggy-Back Registration.

                  If the Company shall seek to register under the Securities Act or qualify any of the Common Stock of the Company or any of its stockholders (except in connection with any stock option plan, stock purchase plan, savings or similar plan or an acquisition, merger or exchange of stock) and if the form of Registration Statement proposed to be used may be used for the registration of the Registrable Shares, then, on each such occasion, the Company shall furnish the Investors with at least 30 days prior written notice thereof. At the written request of one or more Investors, given within 20 days after the receipt of such notice, the Company will use its best efforts to cause all or any of the Registrable Shares for which registration shall have been requested by Investors to be included in such Registration Statement. In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of Common Stock of the Company, and the managing underwriter determines that the inclusion of all or any portion of the Registrable Shares proposed to be included in the underwritten public offering and other issued and outstanding shares of Common Stock proposed to be included therein by persons other than holders of Registrable Shares (the "Other Shares") would interfere with the marketing (including pricing) of the Company's Common Stock, then the number of Registrable Shares and Other Shares to be included in such underwritten public offering shall be, at the request of the managing underwriter, excluded from the offering or reduced ("cutback") pro rata among the holders of Registrable Shares and Other Shares, based upon the number of shares requested by holders thereof to be registered in such underwritten public offering. The Company shall have the right to terminate an offering under this Section 3.1 at any time in its discretion.

         3.2. Demand Registration.

                  (a) If (i) at any time after the date hereof the Company has consummated a Qualified Public Offering, or (ii) on or before September 30, 2003, the Company has not consummated a Qualified Public Offering and the Company shall thereafter receive a written request from Investors that the Company file a Registration Statement covering the registration of at least thirty-three and one-third percent (331/3%) (in the case of a request pursuant to clause (i), above), or twenty-five percent (25%) (in the case of a request pursuant to clause (ii), above) of the Registrable Securities then outstanding, then the Company shall use its best efforts to: (x) subject to the limitations of Section 3.2(b), file with the SEC within sixty (60) days of the receipt of such request a Registration Statement on the appropriate form, and (y) cause as promptly as practicable the registration under the Securities Act of all Registrable Securities which Investors request to be registered. Neither the Company nor any person other than Investors shall be entitled to include shares of Common Stock in the registrations made under this Section 3.2 without the consent of Investors holding a majority of the Registrable Shares included in the registration.

                  (b) If the Investors intend to distribute the Registrable Securities covered by their request by means of an underwriting as permitted by
Section 3.4(c), they shall so advise the Company as a part of their request made pursuant to Section 3.2(a) and shall (together with the Company as provided in Section 3.2(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Investors which underwriters shall include a regional or national underwriting firm which is a member in good standing of the National Association of Securities Dealers, Inc.

                  (c) The Company is obligated to effect only three registrations pursuant to Section 3.2(a)(i) and only one registration pursuant to Section 3.2(a)(ii).

                  (d) The rights granted by Section 3.2(a)(i) expire September 30, 2002 and the rights granted by Section 3.2(a)(ii) expire September 30, 2004.

         3.3. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective, and, upon the request of a majority of the Investors whose Registrable Securities are registered thereunder, keep such Registration Statement effective for up to ninety (90) days.

                  (b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

                  (c) Furnish to each Investor such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as he may reasonably request in order to facilitate the disposition of Registrable Securities owned by him.

                  (d) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws as shall be reasonably requested by the Investors, provided that the Company shall not be required (i) qualify to do business in any jurisdiction, (ii) subject itself to general taxation in such jurisdiction,
(iii) provide any undertakings that cause more than nominal expense or burden to the Company, or (iv) make any change to its certificate of incorporation or bylaws.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Investor shall also enter into and perform his obligations under such an agreement.

                  (f) Notify Investors whose Registrable Securities are covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Investor as such Investor may reasonably request.

                  (g) In the case of an underwritten public offering, furnish, at the request of the Investors, on the date that such Registrable Securities are delivered to the underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                  (h) The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities, and shall provide CUSIP numbers for the Registrable Securities, not later than the effective date of the Registration Statement.

         3.4. Obligations of the Investors. In connection with the registration of their Registrable Securities, each Investor whose Registrable Securities are being registered shall:

                  (a) Furnish to the Company such information regarding himself, the Registrable Securities held by him and the intended method of disposition of the Registrable Securities held by him as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

                  (b) Cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder.

                  (c) In the event Investors determine to engage the services of an underwriter (which such determination shall be made by the written consent or approval of Investors holding a majority of the Registrable Securities being registered) or in the event of a registration pursuant to Section 3.1(a) where the Company has selected underwriters and determines that the Registrable Securities shall be included in the securities being offered by the underwriters, enter into and perform such Investor's obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

                  (d) Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.3(f), immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.3(f) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

                  (e) No Investor may participate in any underwritten registration hereunder unless such Investor (i) agrees to sell such Investor's Registrable Securities on the basis provided in any underwriting arrangements under Section 3.4(c), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay his pro rata share of all underwriting discounts and commissions.

         3.5. Expenses of Registration. All expenses, incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company shall be borne by Company. The Investors shall bear the cost of any underwriters' or brokers' commissions and fees and fees and disbursements of the Investors; provided, however, the Company shall permit a single firm of counsel, designated as Investors' counsel by Investors who hold a majority of the Registrable Securities being sold, to represent the Investors in connection with any registration pursuant to this Agreement and shall pay the reasonable fees and disbursements of such counsel.

         3.6. Delay of Registration. No Investor shall have a right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         3.7. Indemnification.

                  (a) The Company agrees to indemnify and hold harmless the Investors against any losses, claims, damages or liabilities to which the Investors may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, or (ii) the omission or alleged omission to state therein a material fact required to be stated in such a Registration Statement or necessary to make the statements therein not misleading, and will reimburse the Investors for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by any Investor or underwriter for such Investor specifically for use in the preparation thereof. This indemnity will be in addition to any liability which the Company may otherwise have.

                  (b) Each Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed a Registration Statement and each person, if any, who controls the Company, against any losses, claims, damages or liabilities to which the Company or any such director, officer, or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the Investor will be liable in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission has been made in such Registration Statement in reliance upon and in conformity with written information furnished by the Investor specifically for use in the preparation thereof; and provided further that indemnification by any Investor under this Section 3.7 shall be limited in amount to his share of the proceeds of the offering. This indemnity will be in addition to any liability which the Investor may otherwise have. Nothing contained in this Section 3.7(b) or in Sections 3.7(a) and 3.7(d) shall limit the liability of the Investor, if any, for his acts in his capacity as an officer or director of the Company in connection with the Registration Statement.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 3.7, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing. No indemnification provided for in Section 3.7(a) or (b) shall be available to any party who shall fail to give notice as provided in this Section 3.7(c) if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution under Section 3.7(d) hereof or otherwise than on account of the provisions of Section 3.7(a) or (b). In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to defend the indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed to assume the defense of such proceeding or shall have failed to retain counsel reasonably satisfactory to the indemnified party, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, under applicable rules of professional conduct, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (and appropriate local counsel) for all such indemnified parties. Such firm shall be designated in writing by indemnified parties holding a majority of the Registrable Securities included in the proceeding in the case of parties indemnified pursuant to Section 3.7(a) and by the Company in the case of parties indemnified pursuant to Section 3.7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

                  (d) If the indemnification provided for in this Section 3.7 is unavailable (other than by reason of the exception contained in the second sentence of Section 3.7(c) hereof) to or insufficient to hold harmless an indemnified party under Section 3.7(a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Investors on the other from the offering of the Registrable Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 3.7(c), then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Investors, solely in their role as Investors and not as officers or directors of the Company, on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Investors on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company or the Investors bears to the total net proceeds from the offering, in each case as set forth in the Registration Statement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Investors on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company further agrees that, in connection with any underwritten public offering, it also will enter into customary contribution arrangements with the Investors selling Registrable Securities pursuant thereto and the underwriters or broker-dealers through whom the Registrable Securities may be sold, with respect to situations in which indemnification is potentially unavailable.

                  The Company and the Investors agree that it would not be just and equitable if contributions pursuant to this Section 3.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 3.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 3.7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), (i) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation, and (ii) contribution from any Investor under this Section 3.7 shall be limited in amount to his share of the proceeds of the offering.

                  (e) In any proceeding relating to the Registration Statement, each party against whom contribution may sought under this Section 3.7 hereby consents to the jurisdiction of any court having jurisdiction over any other contributing party, agrees that processing issuing from such court may be served upon him or it by any other contributing party and consents to the service of such process and agrees that any other contributing party may join him or it as an additional defendant in any such proceeding in which such other contributing party is a party.

                                   ARTICLE 4.

                                TAG-ALONG RIGHTS

         4.1. General. In the event a Management Shareholder shall desire to sell any of his Investor Shares to a Proposed Buyer, he may do so only if he complies with the provisions of this Article 4, except that this Article 4 shall not apply to (i) a sale by a Management Shareholder of his shares in a registered public offering or (ii) a transfer by a Management Shareholder to Members of the Immediate Family of the Management Shareholder, to another Management Shareholder or to a trust of which the Management Shareholder, individually or together with one or more Members of the Immediate Family of the Management Shareholder, are the sole trustees; provided, however, that any transferee under clause (ii), above shall be subject to the terms of this Agreement as though he or it were a Management Shareholder, but only to the extent of the shares so transferred.

         4.2. Offer. A Tag-Along Notice shall be delivered by the Selling Shareholder to the Investors at least 30 days prior to the date of any Proposed Sale. The Tag-Along Notice shall include:

                  (a) A copy of a bona fide offer from the Proposed Buyer, which shall set forth the complete terms of the Proposed Sale, including the number of Shares proposed to be purchased, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the Proposed Sale.

                  (b) An offer by the Selling Shareholder to include in the Proposed Sale to the Proposed Buyer, at the Investor's option, that number of the Investor's Investor Shares as is determined in accordance with Section 4.3, on the same terms and conditions as the Selling Shareholder shall sell his Shares; and

                  (c) An agreement from the Proposed Buyer to purchase such number of the of the Investor's Investor Shares as shall be includable in such Proposed Sale pursuant to Section 4.3.

         4.3. Time and Manner of Exercise. If any of the Investors desires to accept the offer contained in the Tag-Along Notice, such Investor shall notify the Selling Shareholder in writing within 20 days after receipt of the Tag-Along Notice. If an Investor has not accepted such offer in writing, the Investor shall be deemed to have waived all of his rights with respect to the Proposed Sale. Any acceptance by an Investor of the offer contained in the Tag-Along Notice shall be irrevocable except as hereinafter provided. Each Investor who has elected to participate in such Proposed Sale shall be entitled to sell in the Proposed Sale, on the same terms and conditions as the Selling Shareholder, such number or amount of his Investor Shares as shall equal the number (rounded to the nearest whole share) of all Shares to be included in the Proposed Sale times a fraction, the numerator of which is the total number of Investor Shares held by such Investor immediately before the Proposed Sale and the denominator of which is the sum of the total number of Investor Shares.

         4.4. Time and Manner of Closing. Each of the Investors participating in any Proposed Sale shall take such actions and execute such documents and instruments as shall be reasonably necessary in order to consummate the Proposed Sale expeditiously on the same terms as the Selling Shareholder. If at the end of 90 days following the date on which the Tag-Along Notice was given the Selling Shareholder has not completed the Proposed Sale in accordance with the terms hereof, the Investors shall be released from their obligations hereunder. At the closing of any sale under this Section 4.4, each Investor shall deliver certificates representing the Investor Shares to be sold by him, duly endorsed for transfer and (if requested in writing by the Proposed Buyer) with signature guaranteed, and with any stock transfer tax stamps affixed, against delivery of the applicable purchase price. Any shares sold to the Proposed Buyer in accordance with this Section 4.4 shall no longer be subject to this Agreement.

                                   ARTICLE 5.

                             RIGHT OF FIRST REFUSAL

         5.1. Right of First Refusal. Until the consummation of a Qualified Public Offering, the Company shall not issue or sell any Offered Shares without first providing each holder of Investor Shares the right to subscribe for its Proportionate Percentage of the Offered Shares at a price and on such other terms which are at least as favorable as the Company shall have offered or proposes to offer and which the Company shall have specified in a notice delivered to each holder of Investor Shares (the "Proposal"). The Proposal by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Company to each holder of Investor Shares (the "Exercise Period")

         5.2. Notice. Notice of the intention of each Investor to accept the Proposal shall be evidenced by a writing signed by such Investor and delivered to the Company prior to the end of the Exercise Period (the "Notice of Purchase") setting forth that portion of the Offered Shares such Investor elects to purchase (the "Accepted Shares").

         5.3. Full Acceptance. In the event that the Investors elect to purchase all of the Offered Shares, the Company shall sell to the Investors the number of Accepted Shares set forth in their respective Notices of Purchase.

         5.4. Partial Acceptance. In the event that one or more Investors do not elect to purchase all of the Offered Shares, the Company shall sell to each Investor that has so elected to purchase the number of Accepted Shares, if any, set forth in such Investor's Notice of Purchase. Investors may, in their Notice of Purchase, offer to purchase and purchase any remaining Offered Shares not purchased by the other Investors pro rata based on their respective Proportionate Percentages, or as they may otherwise agree with the Company.

         5.5. Sale of Shares. No later than 30 days after the expiration of the Exercise Period, the Company shall deliver to each Investor who has submitted a Notice of Purchase to the Company a notice indicating the number of Offered Shares which the Company shall sell to such Investor pursuant to this Article 5 and the terms and conditions of such sale, which shall be in all respects (including, without limitation, unit price and interest rates) the same as specified in the Proposal. The sale to such holders of such Offered Shares shall take place not later than 10 days after receipt of such notice.

         Any sale of Offered Shares that were not selected for purchase by the Investors as provided above shall take place not later than 90 days after the expiration of the Exercise Period. Such sale shall be upon terms and conditions in all respects (including, without limitation, unit price and interest rates) which are not less favorable to the Company than those set forth in the Proposal. Any refused Offered Shares not purchased as contemplated by the Proposal within the 90-day period specified above shall remain subject to this
Article 5.

         5.6. Exclusion of Certain Shares. Offered Shares shall not include (i) shares of Common Stock issuable pursuant to plans, options, warrants or rights outstanding on the date hereof or contemplated by this Agreement or the Memorandum, (ii) shares of capital stock issued pursuant to an effective Registration Statement, (ii) shares of capital stock issued in connection with the acquisition by the Company of another corporation or other entity by merger, purchase of all or substantially all of the assets or otherwise, or (iv) shares of capital stock issued other than for cash in connection with a strategic business transaction.

                                   ARTICLE 6.

                           DISSOLUTION AND WINDING UP

         6.1. Dissolution in Certain Events. In the event that the Company shall not form or acquire a commercial bank and obtain all regulatory approvals required for the operation of a commercial banking business by such bank on or before October 31, 2000, the Company shall dissolve in accordance with Section 274 of the Delaware General Corporation Law (or any successor provision thereto) or, if the provisions of such Section are not available, shall propose dissolution of the Company to the stockholders of the Company in accordance with
Section 2875, et seq., of the Delaware General Corporation law (or any successor provisions thereto).

         6.2. Winding Up of Affairs; Distribution to Stockholders. Upon dissolution of the Company pursuant to Section 6.1, the Company shall proceed promptly to wind up its affairs, include payment or the provision for payment or other discharge of all of its expenses, liabilities and obligations. Any remaining assets shall be distributed to the stockholders.

                                   ARTICLE 7.

                         REPRESENTATIONS AND WARRANTIES
                                 BY THE COMPANY

         The Company represents and warrants to the Investors that, as of the date hereof and as of the date an Investor purchases his Investor Shares:

         7.1. Due Incorporation and Qualification. The Company has been duly incorporated, chartered or organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has full corporate or other power and authority to own or lease, as the case may be, its properties and, except as set forth in the Memorandum, to conduct its business as described in the Memorandum. The Company (i) has filed a notice of intent with the State Bank Commissioner of the State Delaware to obtain a certificate of public convenience and advantage in connection with the formation and organization of a wholly-owned subsidiary to be qualified as a Delaware state chartered commercial bank (the "Bank") and (ii) will use its best efforts to qualify the Company as a registered bank holding company under the Bank Holding Company At of 1956, as amended, and the Delaware Banking Act and to qualify the Bank as a Delaware state chartered commercial bank. The Company has no subsidiaries as of the date hereof. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

         7.2. Authorization and Validity of Agreements. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Subscription Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Investors, constitutes the legal, valid and binding and enforceable instrument of the Company (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity).

         7.3. No Conflict. Neither the execution and delivery of this Agreement or, the Subscription Agreements nor the consummation of the transactions contemplated hereby, thereby or in the Memorandum nor the fulfillment of the terms hereof and thereof will (i) conflict with or result in a violation of the charter or by-laws of the Company or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with or result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (A) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or by which it is or may be bound or to which any of its assets may be subject or (B) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or the Bank of any governmental or regulatory authority.

         7.4. Capitalization and Other Capital Stock Matters. Upon consummation of the offering contemplated by the Memorandum, the capitalization of the Company will conform in all material respects to the description thereof contained in the Memorandum under the caption "Pro Forma Capitalization." None of the Investor Shares will have been issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in or contemplated by the Memorandum or this Agreement.

         7.5. Absence of Litigation. Except as disclosed in the Memorandum, there is no action, suit, proceeding, inquiry or investigation before or by any governmental or regulatory authority pending, or to the knowledge of the Company, threatened against or affecting the Company or any of its directors or officers or proposed directors or officers in their capacities as such that is reasonably likely to have a Material Adverse Effect.

         7.6. No Violation. The Company is not in violation of its charter or by-laws. The Company is not in violation of: (i) any indenture, mortgage, deed of trust, note or other agreement or instrument to which the Company is a party or by which it is or may be bound or to which any of its assets may be subject;
(ii) any statute, law, rule or regulation applicable to the Company; or (iii) any judgment, decree or order applicable to the Company, which violation or violations individually, or in the aggregate, might result in any Material Adverse Effect.

         7.7. Year 2000 Prepareness. There are no issues related to the Company's preparedness for the Year 2000 that (i) are of a character required to be described or referred to in the Memorandum by the Securities Act or by the Exchange Act which have not been accurately described or (ii) might reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE 8.

                                    GENERAL

         8.1. Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered to each of the parties at their respective addresses as set forth in Schedule A.

              Any party to this Agreement may at any time change the address to which notice to such party shall be delivered by giving notice of such change to the other parties and such notice shall be deemed given when received by the other parties. Notices shall be deemed effectively given when personally delivered or sent to the recipient at the address set forth above by telex or facsimile transmission, one business day after having been delivered to a receipted, nationally recognized courier, properly addressed, or five business days after having been deposited into the United States mail, postage prepaid, provided, that any notice to any party outside of the United States shall be sent by telecopy and confirmed by overnight or two-day courier.

         8.2. Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company (a) shall obtain consent thereto in writing from Investors holding a majority of the Investor Shares then outstanding (provided that such change, addition or waiver shall affect all holders of Investor Shares equally) and (b) shall, in each such case, deliver copies of such consent in writing to any parties who did not execute the same.

         8.3. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. The Company shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of Investors holding a majority of the Investor Shares then outstanding.

         8.4. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all of the other provisions hereof continuing in full force and effect.

         8.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings, whether written or oral.

         8.6. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         8.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         8.8. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereof have caused this Investor Rights Agreement to be executed on their behalf on the date first above written.

                                                     THE BANCORP.COM, INC.


                                                     By: /s/ Martin F. Egan, CFO
                                                        ------------------------


                                                     INVESTORS

                                             Each of the Investors has executed
                                             this Agreement by execution of a
                                             counterpart acknowledgement on file
                                             in the offices of The Bankcorp.com,
                                             Inc.